SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                       Semi-Conductor Packaging Materials
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      same
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11(1).

    1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------


    4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    5)  Total fee paid:

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

        ------------------------------------------------------------------------

    2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    3)  Filing Party:

        ------------------------------------------------------------------------

    4)  Date Filed:

                   SEMICONDUCTOR PACKAGING MATERIALS CO., INC.
                               One Labriola Court
                             Armonk, New York 10504

                           --------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                 April 29, 1997

                           --------------------------


To the Stockholders of Semiconductor Packaging Materials Co., Inc.:


     You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Semiconductor Packaging Materials Co., Inc. (the "Company"), which will be held at 11:00 a.m. (E.D.T.) on April 29, 1997, at The 101 Club, 101 Park Avenue, New York, New York 10178, telephone number (212) 687-1045, to consider and act upon the following matters:


     (1) The election of a Board of Directors consisting of seven persons to hold office for a one-year term and until their successors are duly elected and qualified. The persons nominated by the Board of Directors (Gilbert D. Raker, Frank J. Polese, Richard D. Fain, Governor John H. Sununu, John U. Moorhead II, Steven B. Sands and Mark Pinto) are described in the accompanying Proxy Statement.

     (2) The amendment to Article Fourth of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.10 par value, from 10,000,000 to 20,000,000 shares.

     (3) The ratification of the appointment of Goldstein Golub Kessler & Company, P.C. as the Company's auditors for the year ending December 31, 1997.

     (4) The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Only stockholders of record at the close of business on March 18, 1997 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

     Whether or not you expect to attend the Annual Meeting in person, please complete, date and sign the accompanying proxy card which is being solicited on behalf of the Board of Directors, and return it without delay in the enclosed postage prepaid envelope. Your proxy is revocable and will not be used if you are present and prefer to vote in person or if you revoke the proxy.

Date:  March 31, 1997                        By order of the Board of Directors,


                                             ANDREW A. LOZYNIAK, SECRETARY

                   SEMICONDUCTOR PACKAGING MATERIALS CO., INC.
                               One Labriola Court
                             Armonk, New York 10504
                                 (914) 273-5500

                           --------------------------

                                 Proxy Statement

                         Annual Meeting of Stockholders

                                  To Be Held On

                                April 29, 1997 At

                          THE 101 CLUB, 101 PARK AVENUE
                               NEW YORK, NEW YORK


     These proxy materials are furnished to holders of Common Stock, $.10 par value ("Common Stock"), of Semiconductor Packaging Materials Co., Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company and for any adjournment or adjournments thereof (the "Annual Meeting"), to be held at 11:00 A.M. (E.D.T.) on April 29, 1997, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. A proxy (the "Proxy") for the Annual Meeting is enclosed, by means of which you may indicate your votes as to each of the proposals described in this Proxy Statement.

     All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will be voted in accordance with the stockholder's instructions contained in such Proxy. The affirmative vote by holders of a majority of the Common Stock represented at the Annual Meeting is required for the election of Directors, and for the ratification of the appointment of the Company's auditors. The affirmative vote by holders of a majority of the common stock entitled to vote is required for the increase in the number of authorized shares of common stock. In the absence of contrary instructions, shares represented by such Proxy will be voted FOR the election of the nominees for Director as set forth herein, FOR the increase in the number of authorized shares of common stock and FOR the ratification of the appointment of the Company's auditors for the year ending December 31, 1997. Shares represented by proxies which are marked "abstain" for Items 2 and 3 on the proxy card, and proxies which are marked to deny discretionary authority on all other matters, will not be included in the vote totals with respect to those items, and therefore will have no effect on the vote. An automated system administered by the Company's transfer agent counts the votes. The Company's Certificate of Incorporation and By-laws do not contain provisions concerning the treatment of abstentions and broker non-votes. Broker non-votes will be included in the determination of the presence of a quorum, but will not be counted for purposes of determining whether a proposal or nominee has been approved.

     The Board of Directors does not anticipate that the nominees will be unavailable for election and does not know of any other matters that may be brought before the Annual Meeting. In the event that any other matter shall come before the Annual Meeting or the nominees are not available for election, the persons named in the enclosed Proxy will have discretionary authority to vote all Proxies not marked to the contrary with respect to such matter in accordance with their best judgment.

     A stockholder may revoke his Proxy at any time before it is exercised by filing with the Secretary of the Company at its executive offices at One Labriola Court, Armonk, New York 10504, either by written notice of revocation or a duly executed Proxy bearing a later date, or by appearing in person at the Annual Meeting and expressing a desire to vote his shares in person. All costs of this solicitation are to be borne by the Company.

     A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the meeting, at the executive offices of the Company, One Labriola Court, Armonk, New York 10504, during ordinary business hours for ten days prior to the Annual Meeting. Such list will also be available during the Annual Meeting.

     This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the Proxy and the 1996 Annual Report to Stockholders including financial statements are expected to be mailed commencing on or about March 31, 1997 to stockholders of record on March 18, 1997.

                                VOTING SECURITIES

     March 18, 1997, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. As of that date, the Company had outstanding 6,068,516 shares of Common Stock outstanding (which figure excludes 300,000 treasury shares not entitled to vote). The Company has no shares issued of Preferred Stock, $.10 par value.

     The following table sets forth, as of March 18, 1997, certain information concerning those persons known to the Company to be the beneficial owners (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act") of more than five (5%) percent of the outstanding shares of Common Stock of the Company and the number of shares of Common Stock of the Company owned by all Directors and nominees of the Company, individually, the Chief Executive Officer of the Company, each of the Named Executive Officers, and by all Directors and executive officers of the Company as a group:

Name and Address of              Amount and Nature
Beneficial Owner and             of Beneficial                 Percent of
Identity of Group (1)(2)         Ownership                     Class
------------------------         -----------------             ----------

Richard D. Fain                         31,200(3)                   *

Kenneth J. Huth                         58,050(4)                   *

Andrew A. Lozyniak                      36,000(5)                   *

John U. Moorhead, II                    72,600(6)                 1.2%

Mark Pinto                              44,000(7)                   *

Frank J. Polese                        452,834(8)                 7.8%

Gilbert D. Raker                       786,775(9)                12.7%

Steven B. Sands                        190,750(10)                3.1%

John H. Sununu                               0                      *

All executive officers               1,690,529(11)               26.6%
and Directors as a group
(11 persons)


--------------------
*Less than 1% of outstanding shares of Common Stock

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

(2) The address of all of the persons is c/o Semiconductor Packaging Materials Co., Inc., One Labriola Court, Armonk, New York 10504.

(3) Includes 2,700 shares of Common Stock held in trust for Mr. Fain's children, as to which Mr. Fain disclaims beneficial ownership. Includes underlying options to purchase 15,000 shares of Common Stock.

(4) Includes underlying options to purchase 10,000 shares of Common Stock. Excludes 5,000 shares of Common Stock issuable upon exercise of an option which is not exercisable within 60 days from the date hereof.

(5) Excludes 10,000 shares of Common Stock issuable upon the exercise of options held by Mr. Lozyniak which are not exercisable within 60 days from the date hereof.

(6) Includes 3,600 shares of Common Stock owned by his spouse, as to which Mr. Moorhead disclaims beneficial ownership and underlying options to purchase 40,000 shares of Common Stock.

(7) Includes 19,500 shares of Common Stock owned by Mr. Pinto's father, as to which Mr. Pinto disclaims beneficial owner ship, and includes an underlying option to purchase 7,500 shares of common stock but excludes any shares owned by Sutro & Company, Mr. Pinto's employer.

(8) Includes underlying options to purchase 60,000 shares of Common Stock, but excludes 5,000 shares of Common Stock issuable upon exercise of an option held by Mr. Polese which is not exercisable within 60 days from the date hereof.

(9) Includes underlying options to purchase 115,500 shares of Common Stock, 12,500 shares of Common Stock beneficially owned by Mr. Raker's minor daughter, as to which Mr. Raker disclaims beneficial ownership and 1,625 shares beneficially owned by his spouse, as to which Mr. Raker disclaims beneficial ownership. Excludes 12,000 shares of Common Stock issuable upon the exercise of an option held by Mr. Raker which is not exercisable within 60 days from the date hereof.

(10) Includes an aggregate of 175,750 shares owned by three limited partnerships, the general partners of which are corporations of which Mr. Sands is a 50% stockholder. Includes underlying options to purchase 15,000 shares of Common Stock.

(11) Includes an aggregate of 278,000 shares of Common Stock issuable upon exercise of options described in notes (3), (4), (6), (7), (8) (9) and
     (10). Also includes Leonard F. Johnson, President of ASP, who holds options to purchase 15,000 shares of Common Stock and Daniel Schreck, President of Retconn who owns 2,820 shares of Common Stock.


PROPOSAL 1

                              ELECTION OF DIRECTORS

     The seven (7) nominees of management for election as Directors of the Company at the Annual Meeting and certain information concerning each member are set forth below. All the nominees are currently serving as Directors of the Company except for Governor John H. Sununu. If elected, a Director of the Company, will hold office until the next Annual Meeting of Stockholders or until their successor is duly elected and qualified or until their death, resignation or removal. It is intended that the accompanying form of Proxy will be voted FOR the election as Directors of the nominees named below, unless the Proxy contains contrary instructions to withhold authority. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement.

     Management has no reason to believe that the nominees will not be candidates or will be unable to serve. However, in the event that any nominee should become unable or unwilling to serve as a Director, the Proxy will be voted for the election of the remainder of those named, and for such substitute person as shall be designated by the Directors.

     The following persons, each of whom is currently serving as a Director of the Company with the exception of Governor John H. Sununu, are nominated for election.


         Name                              Age           Position
         ----                              ---           --------

         Gilbert D. Raker                  53            Chairman of the Board,
                                                         President and Chief
                                                         Executive Officer

         Frank J. Polese                   40            Vice Chairman and
                                                         Director

         Richard D. Fain                   49            Director

         John U. Moorhead, II              44            Director

         Steven B. Sands                   38            Director

         Mark Pinto                        40            Director

         John H. Sununu                                  Director

     Gilbert D. Raker - Chairman of the Board, and Chief Executive Officer of the Company since May 1990; President since December 31, 1995.

     Frank J. Polese - Vice Chairman of the Company since January 1996 and a Director of the Company since July 1993. Mr. Polese also served as President of the Company between January, 1994 and December, 1995. From August 1991 until November 1996 and again since March 1997, Mr. Polese has served as President of Polese Company, Inc., a California corporation ("Polese Company"), which was acquired by the Company on May 27, 1993, prior to which Mr. Polese was its sole shareholder. From November 1996 until March 1997 he served as Vice Chairman of Polese Company. Prior to August 1991, Mr. Polese was a manufacturer's representative specializing in products incorporated into microelectronic packages for the electronics industry.

     Richard D. Fain - a Director of the Company since October 1991. Since April 1988, Mr. Fain has been Chairman of the Board of Directors and Chief Executive Officer of Royal Caribbean Cruises, Ltd., a company engaged in the operation of cruise ships. From 1975 until April 1988, Mr. Fain served in various executive capacities and as a Director of Gotaas Larsen Shipping Corporation, a company engaged in operating tankers and liquid natural gas vessels.

     John U. Moorhead, II - a Director of the Company since October 1991. Since November 1990, Mr. Moorhead has been President of The Moorhead Group, Inc., an investment banking and consulting firm. From January 1988 to October 1990, Mr. Moorhead was Director of the New Business Group of the Investment Banking Division of Lehman Brothers. From November 1984 to December 1987, Mr. Moorhead was a senior executive at E.F. Hutton.

     Steven B. Sands - a Director of the Company since January 1992. Since November 1990, Mr. Sands has been Chairman of Sands Brothers & Co., Ltd., an investment banking and brokerage firm. From 1987 to 1989, Mr. Sands served as a Managing Director of Rodman & Renshaw, a NYSE member firm. From 1984 to 1986, Mr. Sands served as a Managing Director of Laidlaw Adams & Peck, an investment banking firm. Mr. Sands serves as a Director of Brightpoint, Inc. (wholesale distributor of cellular phones), The Village Green Bookstore, Inc. (owns and operates book store chain), Digital Solutions, Inc. (leases temporary employees), Command Security Corporation (security guard service company) and M.C. Equities, Inc. (insurance holding company).

     Mark Pinto - a Director of the Company since July 1995. He has been Vice President/Institutional Sales, Corporate Bond Department of Sutro & Co. since 1990. From 1987 until 1990, Mr. Pinto was Vice President/Fixed Income of Kidder Peabody & Co. Mr. Pinto has been employed in the securities industry since 1983.

     John H. Sununu - (Bio to Come)

     Peter Hurley who had served as a director since January 1995 resigned as a director effective December 31, 1996. Mr. Hurley represented to the Company that his resignation was based upon increased demands of his business and other personal considerations.

Certain Information Concerning the Board of Directors

     The Company held six meetings of the Board of Directors during the fiscal year ended December 31, 1996 ("Fiscal 1996") and conducted other business by unanimous written consent. All of the directors attended at least 75% of the Board of Directors meetings with the exception of Richard D. Fain.

     The Company has a standing audit committee of the Board of Directors, comprised of Messrs. Sands and Pinto, of which Mr. Pinto is the Chairman. During 1996, the audit committee met one time.

     The Company has a standing compensation committee of the Board of Directors (the "Compensation Committee"), which is comprised of Messrs. Fain and Moorhead, of which Mr. Moorhead is the Chairman. During 1996, the Compensation Committee met two times.

     The Board of Directors does not have any other standing committees.

Executive Officers

         The Executive Officers of the Company are as follows:

         Name                          Age          Position
         ----                          ---          --------

         Gilbert D. Raker               53          Chairman of the Board,
                                                    President and
                                                    Chief Executive Officer

         Frank J. Polese                40          Vice Chairman of the
                                                    Board of President of
                                                    Polese Company

         Leonard F. Johnson             56          President of
                                                    American Silicon Products
                                                    Inc. ("ASP")

         Kenneth J. Huth                58          Executive Vice President

         Andrew A. Lozyniak             39          Executive Vice President,
                                                    Secretary, Treasurer and
                                                    Chief Financial Officer

         Daniel Schreck                 36          President of Retconn,
                                                    Incorporated ("Retconn")

     Leonard F. Johnson - President of ASP since May 1995 and General Manager of ASP from January 1995 until May 1995. Prior thereto, from January 1994 to December 1994, Mr. Johnson was an independent consultant doing business under the name LFJ Associates. From 1968 until January 1994, Mr. Johnson was employed by IBM in various engineering and management capacities including Senior Function Manager of a semiconductor fab, silicon wafer facility, and Manager of Capital Equipment Procurement Microelectronics Division.

     Kenneth J. Huth - Executive Vice President of the Company since January, 1994. President of the Company from January 1990 to December 1993. From 1972 to December 1989, Mr. Huth served as President of Kenneth J. Huth, Inc., a manufacturer's representative specializing in precision stampings and related products for the electronics industry.

     Andrew A. Lozyniak - Executive Vice President since January, 1995, Secretary, Treasurer and Chief Financial Officer of the Company since February 1992. From October 1991 until January 1992, Mr. Lozyniak acted as an independent financial consultant. From July 1986 until September 1991, Mr. Lozyniak was employed as Controller and Treasurer of Ditri Associates, Inc. ("DAI"). In connection with his employment with DAI, Mr. Lozyniak also served in various financial and operating positions with affiliated operating companies and served as an executive officer of six companies acquired by the principals of DAI.

     Daniel Schreck - President of Retconn since July, 1996. From April 1992 until June 1996, Mr. Schreck was Marketing Director of Phoenix Company, a connector company. From April 1989 to March 1992 Mr. Schreck served as Marketing Manager for Cinch Connector. Prior thereto, Mr. Schreck served in various capacities including design engineer, applications engineer and program manager at two other connector companies.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and Directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the NASDAQ. Officers, Directors and greater-than-10% stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during Fiscal 1996, all Section 16(a) filing requirements applicable to its officers, Directors and greater-than-10% beneficial owners were complied with in a timely fashion except that Messrs. Polese, Johnson and Schreck have each filed one late report on Form 4 reporting the grant of certain stock options. Mr. Schreck also failed to filed two Form 4's, which transactions were reported on Form 5.

Executive Compensation

     The following table summarizes the compensation paid to, or earned by, the Company's Chief Executive Officer and each of the four most highly compensated executive officers, other than its Chief Executive Officer (the "Named Executive Officers"), who were serving as executive officers at the end of the 1994, 1995 and 1996 fiscal years, for services rendered in all capacities to the Company during such year.


     (A) SUMMARY COMPENSATION TABLE

                             Annual Compensation                        Awards
                          -----------------------------      -------------------------------------

Name and                                                     Securities
Principal                 Fiscal                             Underlying           All Other (1)
Position                  Year      Salary($)  Bonus($)      Options/SARs (#)     Compensation ($)
--------                  ------    ---------  --------      -----------------    ----------------
Gilbert D. Raker,         1996      $237,000   $60,000           37,500
Chairman, President and,  1995      $225,000   $35,000           20,000
Chief Executive Officer   1994      $202,000   $15,000           70,000


Frank J. Polese, Vice     1996      $156,388      0              10,000
Chairman and President    1995      $147,696   $25,000           10,000
of Polese Company (2)     1994      $125,000      0              45,000


Kenneth J. Huth,          1996      $140,000   $40,000           10,000
Executive Vice            1995      $137,500   $25,000            5,000
President                 1994      $134,006   $30,000           10,000


Andrew A. Lozyniak,       1996      $117,500   $30,000           20,000            $19,535(3)
Executive Vice            1995      $110,000   $20,000           10,000
President and Chief       1994      $ 95,000   $15,000           17,500
Financial Officer

Leonard Johnson           1996      $120,208   $30,000           10,000
President of              1995      $ 95,861     0               10,000            $22,261(4)

ASP

-------------------------

(1) The aggregate amount of such compensation is the lesser of either $50,000 or 10% of such person's total annual salary.

(2)  Mr. Polese became Vice Chairman in January 1996.

(3) Represents car allowance, amounts contributed under the 401 (K) Plan by the Company and reimbursement for certain other expenses.

(4)  Represents relocation expenses.

     (B) OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                     Percent of                                                        Hypothetical
                           Number of Securities      Total Options/SAR                                                 Value at
                           Underlying                Granted to Employees       Exercise or Base          Expiration   Date of
Name of Individual         Options/SARs              In Fiscal Year             Price  ($Share)           Date         Grant (1)
------------------         --------------------      --------------------       ----------------          ----------   ------------
Gilbert D. Raker           17,500                      8.0%                     $9.08                     1/19/01      $52,325
                           20,000                      9.2%                     $9.25                     10/30/01      85,800
Frank Polese                5,000                      2.3%                     $8.25                     1/19/06       22,650
                            5,000                      2.3%                     $9.25                     10/30/06      25,400
Kenneth J. Huth             5,000                      2.3%                     $8.25                     1/19/06       22,650
                            5,000                      2.3%                     $9.25                     10/30/06      25,400
Andrew A. Lozyniak         10,000                      4.6%                     $8.25                     1/19/06       45,300
                           10,000                      4.6%                     $9.25                     10/30/06      50,800
Leonard Johnson             5,000                      2.3%                     $8.25                     1/19/06       22,650
                            5,000                      2.3%                     $9.25                     10/30/06      25,400

(1) The estimated present value at grant date of options during fiscal year 1996 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions; estimated time until exercise: 3 years in the case of Mr. Raker's options and 5 years in the case of all other options presented; a risk free interest rate of 5.13% and a risk free interest rate of 5.97% for Mr. Raker, $9.08 option and $9.25 option, respectively, and a risk free rate of 5.3% for all $8.25 options and a risk free interest rate of 6.15% for all other $9.25 options, exclusive of Mr. Raker's $9.25 option, representing in each case treasury note rates for the expected life of the option at the time of grant. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation."

     (C) AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
          --------------------------------------------------------------

The following table sets forth (a) the number of shares received and the aggregate dollar value realized in connection with each exercise of outstanding stock options during the 1996 fiscal year by the Chief Executive Officer and each of the Named Executive Officers, (b) the total number of all outstanding, unexercised options (separately identifying exercisable and unexercisable options) held by such executive officers as of the end of Fiscal 1996, and (c) the aggregate dollar value of all such unexercised options that are in-the-money (i.e., options as to which the fair market value of the underlying Common Stock that is subject to the option exceeds the exercise price of the option), as of the end of Fiscal 1996:


                                                              Number of                 Value of Unexercised
                                                              Unexercised               In the Money
                                                              Options/SARs at           Options/SARs at
                           Shares                             Fiscal Year-End(#)        Fiscal Year-End(#)
                           Acquired/        Value             Exercisable/              Exercisable/
Name                       Exercise (#)     Realized ($)      Unexercisable             Unexercisable
-----------------          ------------     ------------      -----------------         --------------------
Gilbert D. Raker           30,000          $265,050          115,500/12,000            $521,323/$21,540.
Frank J. Polese                --                --          60,000/5,000              $324,750/$8,125.
Kenneth J. Huth            40,000          $340,700          10,000/5,000              $29,050/$8,125.
Andrew A. Lozyniak         10,000          $ 31,850          10,000/10,000             $26,250/$16,250.
Leonard Johnson                 --                --          15,000/5,000              $59,375/$8,125.

Compensation of Directors

     The independent Directors of the Company, Messrs. Fain, Sununu, Moorhead, Sands and Pinto, are each compensated $4,000 per fiscal year and $500 per meeting for serving on the Board of Directors. In March, 1996 Messrs. Fain, Moorhead, Sands, Hurley and Pinto were each granted five-year non-qualified stock options through the Company's non-qualified stock option plan to purchase 7,500 shares each of common stock at $8.25 per share, all of such options are currently exercisable.

         Pursuant to the Company's Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), non-employee Directors (Messrs. Fain, Sununu, Moorhead, Pinto and Sands) will receive options to purchase 2,500 shares of Common Stock as of the date of the Annual Meeting. The options will be exercisable at a price equal to 100% of the fair market value of the common stock on the date of grant.

Employment Agreements

     On December 15, 1994, the Company entered into a five-year employment agreement with Gilbert Raker, pursuant to which Mr. Raker will receive an annual salary in 1997 of $260,000, with automatic increases of $12,000 commencing January, 1998 and 1999. Thereafter, Mr. Raker's increases in salary shall be at the discretion of the Board. Bonuses may be paid at the discretion of the Compensation Committee. In the event of a change of control (as defined) of the Company, Mr. Raker may terminate his employment with the Company, and receive the remainder of his compensation under his employment agreement. Mr. Raker has agreed not to engage in a business that is competitive with the Company during the term of the agreement and for a period of one year thereafter.

     On December 15, 1994, Polese Company entered into a five-year employment agreement with Frank J. Polese, pursuant to which Mr. Polese will receive an annual salary in 1997 of $162,500. Mr. Polese's subsequent annual salary increases shall be at the discretion of the Compensation Committee. For a period of ten years, Mr. Polese has the right to receive 10% of (i) the pre-tax profit from Polese Company's copper tungsten product line, after allocating operating costs, and (ii) the proceeds of the sale, if any, by the Company of the copper/tungsten heat dissipation technology. Mr. Polese's agreement contains the same change of control and non-competition provisions as Mr. Raker's agreement.

     On December 15, 1994, the Company entered into a three-year employment agreement with Kenneth Huth, pursuant to which Mr. Huth will receive an annual salary in 1997 of $150,000. Mr. Huth's subsequent annual salary increases shall be at the discretion of the Compensation Committee. Mr. Huth's agreement contains the same change of control and non-competition provisions as Mr. Raker's agreement.

     On December 15, 1994, the Company entered into a three-year employment agreement with Andrew A. Lozyniak, pursuant to which Mr. Lozyniak will receive an annual salary in 1997 of $140,000. Mr. Lozyniak's subsequent annual salary increases shall be at the discretion of the Compensation Committee. Mr. Lozyniak's agreement contains the same change of control and non-competition provisions as Mr. Raker's agreement.


     On July 15, 1996, Retconn Incorporated entered a three and one-half employment agreement with Daniel Schreck which expires on December 31, 1999 pursuant to which Mr. Schreck will receive an annual salary of $122,708, $138,333 and $150,000 in 1997, 1998 and 1999, respectively. Mr.
Schreck's agreement provides that upon a change of control, the Company may terminate him without cause or Mr. Schreck may terminate for "good cause" (ie: change of duties, reduction in salary, relocation). In the event of such termination, the Company is obligated to pay Mr. Schreck the equivalent of one year base salary. Mr. Schreck is subject to non-competition restrictions for a period of one year.


Employee Stock Option Plan

     The Company has adopted the Semiconductor Packaging Materials Co., Inc. Amended Employees' Incentive Stock Option Plan (the "Plan") pursuant to which 600,000 shares of Common Stock are reserved for issuance upon exercise of options designated as "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended.

     The Plan is administered by the Compensation Committee which determines among other things, the persons to be granted options under the plan, the number of shares subject to each option and the option price. The exercise price of any stock option granted under the Plan may not be less than the fair market value of the shares subject to the option on the date of grant, provided that the exercise price of any incentive option granted to an optionee owning more than 10% of the outstanding Common Stock may not be less than 110% of the fair market value of the shares underlying such option on the date of grant and the aggregate fair market value of stock with respect to which incentive options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The term of each option and the manner in which it may be exercised is determined by the Compensation Committee, provided that any option granted to an optionee owning more than 10% of the Common Stock shall have a term of no more than five years. Incentive Options may be granted only to employees and no option granted to an employee may be exercised unless the optionee is an employee of the Company and has been in such position for at least one year after the date of grant. Options are not transferable, except upon death of the optionee. To date, 505,750 options (as adjusted) have been granted under the Plan.

Non-Qualified Stock Option Plan

     In 1995, the Company adopted, a Non-Qualified Stock Option Plan (the "Non-Qualified Plan") to grant non-qualified stock options not intended to qualify under Section 422A(b) of the

     Internal Revenue Code of 1986, as amended, to purchase an aggregate of 100,000 shares. The Non-Qualified Plan provides that non-qualified stock options ("NQSOs" or "Options") may be granted to non-employees, Directors and consultants to the Company and its subsidiaries, all of whom are eligible to participate in the Non-Qualified Plan (the "Participants"). The Plan which was amended by the Board of Directors on March 11, 1996 and ratified by the Stockholders at the 1996 annual meeting, provides that all non-employee Directors will receive options to purchase 2,500 shares of Common Stock as of the date of the Annual Meeting commencing with the Annual Meeting of 1997. The options are exercisable at a price equal to 100% of the fair market value of the common stock on the date of grant. The Non-Qualified Plan is administered by a stock option committee (the "Non-Qualified Committee") consisting of two disinterested members appointed by the Board of Directors. The two disinterested members are currently Messrs. Raker and Polese. The terms of the options granted under the Non-Qualified Plan are to be determined by the Non-Qualified Committee. An option must be granted within ten years from the date that the Non-Qualified Plan was adopted. Options will be exercisable in whole or part at any time during the ten-year period, but will not have an expiration date later than ten years from the date of grant. Options are non-transferable, except upon death of the optionee. To date, 45,000 options have been granted under the Non-Qualified Plan.


Stock Options Outside Of A Plan

     Prior to the Company's adoption of its Non-Qualified Stock Option Plan, the Company had issued options for 200,000 shares outside of its option plans to certain Directors of the Company and consultants. The Company also granted Mr. Raker and an employee of Polese Company, respectively 20,000 options outside of its option plans in October 1996. To date, 240,000 options have been granted outside of the Company's option plans.

                              CERTAIN TRANSACTIONS

In connection with the acquisition of all of the issued and outstanding shares of Common Stock of Polese Company in 1993, for a ten-year period commencing on January 1, 1994, Mr. Polese has the right to receive 10% of (i) the pre-tax profit from the copper tungsten product line after allocating operating costs and (ii) the proceeds of the sale, if any, by the Company of the tungsten/copper heat dissipation technology.

     On December 15, 1994, A/S Acquisition Company, Inc., a Rhode Island corporation ("ASAC") merged (the "Merger") with and into the Company's wholly owned subsidiary, American Silicon Products, Inc., a Delaware corporation ("ASP"), pursuant to an Agreement and Plan of Reorganization dated as of November 18, 1994 (the "Merger Agreement"). ASAC had no operations of its own, but simultaneously with the Merger, acquired the assets of American Silicon Products, Inc., a Rhode Island corporation ("ASPRI") pursuant to an Asset Purchase Agreement among ASAC, ASPRI and Mr. Peter Vessella, the sole shareholder of ASPRI, dated as of September 28, 1994, as amended. In connection with the acquisition, certain of the former stockholders of ASAC entered into agreements whereby they were to collectively receive, on a quarterly basis, one-third of ASP's adjusted earnings before interest and taxes ("EBIT") in excess of $2,600,000 per year for a five-year period ending December 31, 1999 (the "Consulting Agreements"). Mr. Peter J. Hurley, one of the former ASAC Stockholders, served as a director of the Company until December 31, 1996. On November 30, 1995 the Company and the former ASAC shareholders terminated the Consulting Agreements for the remaining four years of the agreements. In consideration for terminating the agreements, the Company agreed to pay the former ASAC shareholders $725,000 in cash and issued 52,500 shares of its Common Stock. The remaining $625,000 was paid to the ASAC's Stockholders in 1996.

     In 1996, the Moorhead Group received $50,000 for investment banking services for the Retconn acquisition and V.M. Equity Partners received $25,000 for investment banking services in connection with the Company's Singapore Joint Venture. Mr. Moorhead, a director, is an affiliate of the Moorhead Group and V.M. Equity Partners.

     The Company believes that transactions between the Company, its officers, Directors, principal stockholders, its subsidiaries or its or their affiliates have been, and in the future will be, on terms no less favorable to the Company than could be obtained from unaffiliated third-parties. Future transactions with affiliates will be approved by a majority of the disinterested members of the Board of Directors.


REPORT OF COMPENSATION COMMITTEE

     The Report of the Compensation Committee and the Performance Graph herein shall not be incorporated by reference into any filing notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might incorporate future filings in whole or in part, including this Proxy Statement.

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent non-employee directors. The Committee is responsible for establishing and administering the Company's employee compensation plans, subject to the approval of the Board of Directors. The Committee applies a philosophy based on the premise that the achievements and successes of the Company result from the coordinated efforts of all individuals working toward common objectives.

     Compensation Philosophy

     The goals of the Company's compensation program are to align compensation with business performance and to enable the Company to attract and retain competent executives who contribute to the success and profitability of the Company.

     The Committee is committed to providing compensation that helps attract and retain highly competent executive officers. Executive Officers are rewarded based upon corporate performance and profitability through the payment of bonuses and the grant to them of stock options. The Company believes stock ownership by management fosters an interest in the enhancement of stockholder value and thus aligns management's interest with that of the stockholders.

     Compensation of the Chief Executive Officer.

     Gilbert D. Raker, the Chairman of the Board, President and Chief Executive Officer has been instrumental in the continued expansion and growth of the Company. He has played and continues to play a pivotal role in the movement of the Company into new areas of business. In 1994, the Company entered into a five year employment agreement with Mr. Raker. Mr. Raker currently receives a base salary of $260,000 per annum, which automatically increases by $12,000 per annum in January 1998 and 1999, thereafter increases in his salary are at the discretion of the Board. In addition, the Committee, in its discretion may pay Mr. Raker a bonus

     In recognition of his continuing efforts to lead the Company into expanding business areas, the Committee awarded Mr. Raker a bonus of $75,000 for the fiscal year ended 1996, which bonus will be paid in fiscal year 1997.

     In addition to receiving a bonus, Mr. Raker participates in the Company's Amended Employees' Incentive Stock Option Plan.

COMPENSATION VEHICLES

     The Company uses a total compensation program that consists of cash and equity based compensation.

CASH BASED COMPENSATION

     Salary and Bonuses

     Individual salary determinations of the Company's executive officers are based on experience, duties and functions, performance and comparison to peers, both inside and outside of the Company.

     The Board of Directors in its discretion, may award bonuses to executive officers in recognition of their performance and their contribution to the success of the Company.

     401-K PLAN

     The Company has a 401-K Plan and matches up to 2% of the total compensation of participants in the Plan.

EQUITY BASED COMPENSATION

     The Company utilizes its Amended Employees' Incentive Stock Option Plan, which is administered by the Committee, to provide executive officers, among others, involved in the Company's development, an opportunity to acquire or increase their proprietary interest in the financial successes and progress of the Company by means of grants of options to purchase Company Common Stock. The Plan utilizes vesting periods, which are determined by the Committee, to encourage executive officers to continue in the employ of the Company.

THE COMPENSATION COMMITTEE:                          John U. Moorhead, II
                                                     Richard D. Fain

PERFORMANCE GRAPH

     Set forth below is a Performance Graph that shows the cumulative total return on the Company's Common Stock compared with the cumulative total return of the Small Cap 600 and a peer group index for the period of the Company's last five fiscal years (January 1992 = 100):

     Because the Company is involved in the microelectronic and semiconductor business, no published peer group accurately mirrors the Company's business or weighs those businesses to match their relative contributions to the Company's overall performance. Accordingly, the Company has created a special per group index that includes companies in the principal lines of business in which the Company does business. The common stocks of the following companies have been included in the peer group index: Alpha Technologies Group, Inc., Amphenol Corp., Brush Wellman, Inc., Dynamics Corp. of America, Kulicke & Soffa Industries, Inc., Merix Corp., Methode Electronics, Inc., Robinson Nugent Inc. and Sheldahl



            COMPARISON OF CUMULATIVE TOTAL RETURNS*

[DATA FOR LINE CHART]

---------------------------------------------------------------
   Date          Small Cap 600       SPM          Peer Group
---------------------------------------------------------------
   12/91            $100.00        $100.00         $100.00
   12/92             120.86          54.55          126.57
   12/93             143.44          90.91          204.14
   12/94             136.60         136.36          321.31
   12/95             177.30         201.82          386.98
   12/96             214.90         237.27          379.53
---------------------------------------------------------------

----------

* Assumes the investment of $100 on December 31, 1991, and the reinvestment of all dividends.


A $100 investment in Semiconductor Packaging Materials Common Stock in December, 1991 would be equal to $237.27 in December, 1996. The Board of Directors recognize that the market price of stock is influenced by many factors, only one in which is company performance. The stock price performance shown on the Performance Graph is not necessarily indicative of future price performance.

     The Board of Directors Recommend that the STOCKHOLDERS Vote "FOR" all the NOMINEES LISTED IN THE FOREGOING PROPOSAL 1.

PROPOSAL 2

               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                  TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has approved for submission to a vote of the Stockholders a proposal to amend Article Fourth of the Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.10 par value, from 10 million to 20 million shares.

     If approved by the Company's stockholders, the amendment will become effective when filed with the Secretary of State of Delaware, and will amend Article Fourth of the Company's Certificate of Incorporation to read as follows:

                                 ARTICLE FOURTH

     "The total number of shares that the Company shall have authority to issue is 21,000,000 shares, of Capital Stock as follows: 20,000,000 shares of Common Stock, par value $.10 par value and 1,000,000 shares of Preferred Stock, par value $.10 per share."

     As of March 18, 1997, 6,068,516 shares of Common Stock were issued and outstanding, excluding 300,000 shares issued and held as Treasury Stock; 307,500 shares were reserved for issuance under options granted under the Company's Amended Employees' Incentive Stock Option Plan; 32,000 shares were reserved for issuance under the Company's Non-Qualified Incentive Stock Option Plan and 240,000 shares were reserved for issuance under options granted outside of any plans. Thus, the Company has an aggregate 6,648,016 shares of Common Stock issued and/or reserved for issuance as of March 18, 1997 of a total of 10,000,000 shares authorized. No shares of Preferred Stock are issued and outstanding as of this date.

     The Board of Directors believes that the increase in authorized shares of Common Stock will enable the Company to meet its future capital requirements, facilitate any potential acquisitions and satisfy other corporate needs, which may arise.

     The Company's Certificate of Incorporation and By-Laws Currently contain no anti-takeover provisions. Although the Board of Directors does not deem its proposed Amendment to the Company's Certificate to be an anti-takeover proposal, it may be deemed to be one. The availability of additional shares of Common Stock may or may not, make it more difficult to effect or may discourage an attempt to gain control of the Company by means of a merger, tender offer or proxy contest, which is not approved by incumbent management, and may therefore be deemed to be an anti-takeover measure. The Company's officers, directors and their affiliates as a group as of March 18, 1997, beneficially own approximately 26.6% of the Company's Common Stock and would have the capacity to determine the disposition of any matter to be acted upon.

     In connection with the proposed amendment, stockholders will receive the financial statements and notes thereto, the related report thereon by Goldstein Golub Kessler & Company, P.C., the Company's independent accountants, and Management's Discussion and Analysis of Financial Condition and Results of Operations, all of which are incorporated herein by reference to the Company's 1996 Annual Report to Stockholders, which accompanies this Proxy Statement, and are incorporated herein by reference.

     The affirmative vote of the holders of a majority of the outstanding Common Stock of the Company is required to adopt the proposed amendment.

     If the proposed amendment to the Company's Certificate is approved, the Board of Directors intends to file an amendment to the Company's Certificate in the form of Appendix A to this Proxy Statement.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE FOREGOING PROPOSAL 2.

PROPOSAL 3

                       RATIFICATION OF THE APPOINTMENT OF
                     GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
                   AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Goldstein Golub Kessler & Company, P.C. of New York have been selected by the Company's Board of Directors as the Company's independent public accountants for the year ending December 31, 1997. Goldstein Golub Kessler & Company, P.C. have been the Company's independent certified public accountants since 1988. It is expected that a representative of Goldstein Golub Kessler & Company, P.C. will have an opportunity to make a statement if he or she so desires to do so and to respond to appropriate questions. Proxies are being solicited by management in favor of ratifying the appointment of Goldstein Golub Kessler & Company, P.C.

            THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" PROPOSAL 3


OTHER MATTERS

     The Board of Directors is not aware of any business to be presented at the Annual Meeting except the matters set forth in the Notice and described in this Proxy Statement. Unless otherwise directed, all shares represented by Board of Directors' Proxies will be voted in favor of the proposals of the Board of Directors described in this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the accompanying Proxy will vote on those matter according to their best judgment.

EXPENSES

     The entire cost of preparing, assembling, printing and mailing this Proxy Statement, the enclosed Proxy and other materials, and the cost of soliciting Proxies with respect to the Annual Meeting, will be borne by the Company. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of Proxies by mail may be supplemented by telephone and telegram by officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

STOCKHOLDER PROPOSALS

     No person who intends to present a proposal for action at a forthcoming stockholders' meeting of the Company may seek to have the proposal included in the proxy statement or form of proxy for such meeting unless that person (a) is a record beneficial owner of at least 1% or $1,000 in market value of shares of Common Stock, has held such shares for at least one year at the time the proposal is submitted, and such person shall continue to own such shares through the date on which the meeting is held; (b) provides the Company in writing with their name, address, the number of shares held by them and the dates upon which they acquired such shares with documentary support for a claim of beneficial ownership; (c) notified the Company of their intention to appear personally at the meeting or by a qualified representative under Delaware law to present their proposal for action; and (d) submits their proposal timely. A proposal to be included in the proxy statement or proxy for the Company's next annual meeting of stockholders will be submitted timely only if the proposal has been received at the Company's principal executive office no later than November 25, 1997. If the date of such meeting is changed by more than 30 calendar days from the date such meeting is scheduled to be held under the Company's By-Laws, or if the proposal is to be presented at any meeting other than the next annual meeting of stockholders, the proposal must be received at the Company's principal executive office at a reasonable time before the solicitation of proxies for such meeting is made.

     Even if the foregoing requirements are satisfied, a person may submit only one proposal of not more than 500 words with a supporting statement if the latter is requested by the proponent for inclusion in the proxy materials, and under certain circumstances enumerated in the Securities and Exchange Commissions's rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof from its proxy statement and form of proxy.

                       BY ORDER OF THE BOARD OF DIRECTORS

Armonk New York                                               Andrew A. Lozyniak
March 31, 1997                                                     Secretary




     Copies of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 as filed with the Securities and Exchange Commission, including the financial statements, can be obtained without charge by stockholders (including beneficial owners of the Company's Common Stock) upon written request to Andrew A. Lozyniak, the Company's Secretary, Semiconductor Packaging Materials Co., Inc., One Labriola Court, Armonk, New York 10504.

APPENDIX A

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                   SEMICONDUCTOR PACKAGING MATERIALS CO., INC.

                  Adopted in accordance with the provisions of
                   Section 242 of the General Corporation Law
                            of the State of Delaware


                  We, Gilbert D. Raker, Chairman of the Board of Directors, and Andrew A. Lozyniak, Secretary of Semiconductor Packaging Materials Co., Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

                  FIRST:    The Certificate of Incorporation of the Corporation
was filed in the office of the Secretary of State of the State of Delaware on October 31, 1988.

                  SECOND:   The Certificate of Incorporation of the Corporation,

Article FOURTH, is hereby amended to read in part as follows:

                  "FOURTH": The total number of shares of all classes of
                            capital stock which the Corporation shall have the authority to issue is 21,000,000 shares of Capital Stock as follows: 20,000,000 shares of Common Stock, par value $.10 per share and 1,000,000 shares of Preferred Stock, par value $.10 per share."

                  The designations and the powers, preferences and rights of the shares of Preferred Stock and the shares of Common Stock, and the qualifications, limitations or restrictions thereof remain in full force and effect as contained in Article FOURTH to the Corporation's Certificate of Incorporation, as amended.

                  THIRD:    This amendment has been duly adopted in accordance
with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, we have signed this Certificate and caused the corporate seal of the Corporation to be affixed as of this 29th day of April, 1997



                                                   -----------------------------
                                                   Gilbert D. Raker, Chairman of
                                                   the Board of Directors
Attest:



-----------------------------
Andrew A. Lozyniak, Secretary

                                      PROXY

                   SEMICONDUCTOR PACKAGING MATERIALS CO., INC.
                   One Labriola Court, Armonk, New York 10504

                    ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                on April 29, 1997

        The undersigned, a holder of Common Stock of Semiconductor Packaging Materials Co., Inc., a Delaware Corporation (the "Company"), hereby appoints GILBERT D. RAKER and ANDREW A. LOZYNIAK and each of them, the proxies of the undersigned, each with full power to appoint their substitutes, and hereby authorizes them to attend, represent and vote for the undersigned, all of the shares of the Company held of record by the undersigned on March 18, 1997, at the Annual Meeting of Stockholders of the Company to be held at The 101 Club, 101 Park Avenue, New York, New York at 11:00 A.M., E.S.T. on April 29, 1997 and any adjournment(s) thereof, as follows:

               1. ELECTION OF DIRECTORS, as provided in the Company's Proxy
Statement:

____ FOR all nominees listed below                    ____  WITHHOLD AUTHORITY
                                                            to vote for all the
                                                            nominees listed
                                                            below.

     (Instructions: To withhold authority to vote for any individual nominee, strike a line through or otherwise strike out the nominee's name below).

     Gilbert D. Raker/Frank J. Polese/Mark Pinto/Richard
D. Fain/John U. Moorhead, II/Steven B. Sands/Governor John H. Sununu.

               2. The amendment to Article Fourth of the Company's Certificate of Incorporation to increase the number of authorized shares of common stock, $.10 par value, from 10,000,000 to 20,000,000 shares.

__________ FOR               __________ AGAINST               __________ABSTAIN

               3. The ratification of the appointment of Goldstein Golub Kessler & Company, P.C. as the Company's auditors for the year ending December 31, 1997.

__________ FOR               __________ AGAINST               __________ABSTAIN

               4. Upon such other matters as may properly come before the meeting or any adjournments thereof.

     The Board of Directors recommends a vote "FOR" Proposals 1, 2, and 3.

Dated:            1997

                                            ___________________________________

                                            ___________________________________
                                            Signature(s) of Stockholder(s)


                                           (Please sign exactly as name appears
                                           herein. When signing as executor,
                                           administrator, trustee, guardian or
                                           attorney, please give full title as
                                           such. For joint accounts or co-
                                           fiduciaries, all joint or co-
                                           fiduciaries should sign).

                                           This proxy is solicited on behalf of
                                           the Board of Directors.